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                                                                 EXHIBIT 10.15

                         RTI International Metals, Inc.
                     Board of Directors Compensation Program
                            Effective January 1, 2004


o Target compensation of $60,000. Paid 50% in restricted stock and 50% in cash. No fees for regular board or committee meetings.

o    Premiums for committee chairs:

         - Audit - $10,000
         - Other - $ 5,000

o Meeting fees for extraordinarily frequent Board meetings (required to consider transactions or other special circumstances, as determined by the Chairman): $1,000 per meeting. (Note: Usage of this feature is expected to be extremely infrequent.)

o Committee chair fees. The cash portion of target compensation and special meeting fees are payable in cash quarterly.

o Restricted stock will be awarded at beginning of a plan year (commencing with annual shareholders' meeting) and vest at end of plan year. Partial vesting for directors who leave before their term is up will be at discretion of HR Committee of Board.

o Restricted stock will be held in custody by RTI until restriction is terminated and then a certificate, free of all restrictions, shall be issued in the Grantee's name (or a trust as he or she shall designate). Grantee shall be entitled to vote the restricted stock.



Expected share ownership of 10,000 shares to be reached within three years after joining the Board or adoption of plan.



Adopted by the Board of Directors:  January 30, 2004